CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, LLC 203/682-8211 bcohen@icrinc.com

MARINEMAX REPORTS THIRD QUARTER FISCAL 2009 RESULTS
~ Reports Continued Reduction in Expenses and Inventory Levels ~

CLEARWATER, FL, July 30, 2009 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its fiscal third quarter ended June 30, 2009.

Third Fiscal Quarter Results

Revenue was $151.5 million for the quarter ended June 30, 2009 compared with $271.3 million for the comparable quarter last year. Same-store sales declined approximately 39% compared with a 27% decrease in the comparable quarter last year. Revenue from stores recently closed that were not eligible for inclusion in the same-store sales base was $25.2 million. The net loss for the third quarter of fiscal 2009 was $9.2 million, or $0.49 per share, compared with a net loss of $113.3 million, or $6.15 per share, for the comparable quarter last year.

Included in the third quarter fiscal 2009 net loss was approximately $2.0 million, or $0.11 per share, associated with store closing costs. Also, the Company was unable to record a meaningful tax benefit during the quarter due to carry back limitations. Using the Company’s approximate historical tax rate of 40%, the tax benefit would have reduced the net loss by approximately $0.14 per share.

Included in the third quarter fiscal 2008 loss was a non-cash charge of $122.1 million before tax, or approximately $6.33 per share, net of tax, including a valuation allowance related to deferred tax assets associated with the impairment of goodwill and intangibles. Excluding this non-cash charge, earnings per diluted share was $0.18 for the three-month period ended June 30, 2008, using the Company’s historical tax rate of approximately 40%. This includes $0.08 per share arising from gains related to insurance proceeds received associated with the 2007 damages to the Company’s Missouri facilities, a net gain that resulted from the Company’s retirement of its various mortgage loans and related interest rate swaps, and a gain related to changes in the Company’s benefit plans.

At June 30, 2009, inventory declined 34%, to $339 million from $515 million, or $175 million, on a year-over-year basis.

Year-to-Date Results

Revenue was $381.3 million for the nine months ended June 30, 2009 compared with $719.8 million for the comparable period last year. Same-store sales declined approximately 44% compared with a 23% decline in the comparable period last year. The net loss for the nine months ended June 30, 2009 was $43.8 million, or $2.37 per share, compared with a net loss of $123.2 million, or $6.70 per share, for the comparable period last year.

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The Company’s results for the nine-month period ended June 30, 2009 included $3.4 million, or $0.18 per share, of costs associated with store closings, as well as $5.9 million, or $0.32 per share, for incurred losses and increases in its inventory reserves for brands the Company no longer represents. The tax benefit for the nine-month period was also reduced by carry back limitations, as noted above. Using the Company’s approximate historical tax rate of 40%, the tax benefit would have reduced the net loss by approximately $0.56 per share.

The net loss for the nine-month period ended June 30, 2008, excluding the non-cash impairment charge mentioned above, was $0.43 per share, using the Company’s historical tax rate of approximately 40%. This includes $0.08 per share arising from gains related to insurance proceeds received associated with the 2007 damages to the Company’s Missouri facilities, a net gain that resulted from the Company’s retirement of its various mortgage loans and related interest rate swaps, and a gain related to changes in the Company’s benefit plans.

For the three and nine months ended June 30, 2009, the Company’s same-store sales continued to be negatively impacted by the challenging economic conditions.

William H. McGill, Jr., Chairman, President and Chief Executive Officer, stated, “Although the challenges created by soft retail conditions, dealer failures and the difficult retail lending environment adversely affected our business, we made significant progress towards our stated goals during the June quarter. Specifically, we reduced expenses by over $17 million from the June quarter of last year, on a comparable basis. We also made considerable progress reducing our inventory levels, as shown by the significant $175 million year-over-year reduction at quarter end. Our focus on reducing inventory has resulted in lower gross profit margins, which we believe is the right strategy given the challenges faced by the industry. We also successfully secured an amendment to our credit agreement, as previously reported, which allows us to be even more aggressive in further reducing our inventory levels.”

Mr. McGill continued, “Despite ongoing pressure on our sales, the actions we have taken have allowed us to generate over $100 million in cash flow from operations during the first nine months of fiscal 2009, which in turn, has allowed us to substantially reduce our outstanding borrowings. Our customers continue to trust MarineMax to deliver the best customer service, quality, and selection of boats in the industry. We are confident that the tactical actions we are taking will position MarineMax to strategically capitalize on the opportunities as conditions improve. Our customer’s passion for the MarineMax boating lifestyle has not diminished albeit consumer confidence needs to return.”

About MarineMax
Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, and Grady White, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 65 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

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Use of Non-GAAP Financial Information
In this release, the Company discloses pro forma or non-GAAP measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the Company’s position as it enters the spring and summer selling season, expectations regarding declines in inventory and related reduced borrowings, the Company’s assessment of market conditions and its effect on the boating industry, the business opportunities available to the Company, the Company’s industry position, the success of operating cost reductions, the ability to service customers at desired levels of customer service, and the Company’s long-term prospects. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue	$151,512	$271,277	$381,344	$719,814
Cost of sales	118,897	209,432	305,312	555,302

Gross profit	32,615	61,845	76,032	164,512
Selling, general, and administrative expenses	38,974	51,623	114,197	161,053
Goodwill and intangible asset impairment	—	122,091	—	122,091

Loss from operations	(6,359)	(111,869)	(38,165)	(118,632)
Interest expense	3,380	4,765	11,216	16,623

Loss before income tax benefit	(9,739)	(116,634)	(49,381)	(135,255)
Income tax benefit	(559)	(3,377)	(5,591)	(12,067)

Net loss	$(9,180)	$(113,257)	$(43,790)	$(123,188)

Basic net loss per common share	$(0.49)	$(6.15)	$(2.37)	$(6.70)

Diluted net loss per common share	$(0.49)	$(6.15)	$(2.37)	$(6.70)

Weighted average number of common shares used in computing net loss per common share:
Basic	18,575,332	18,415,790	18,502,933	18,381,325

Diluted	18,575,332	18,415,790	18,502,933	18,381,325

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30,	June 30,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,825	$21,600
Accounts receivable, net	34,065	49,399
Inventories, net	339,849	515,302
Prepaid expenses and other current assets	10,065	8,641
Deferred tax assets	298	836

Total current assets	398,102	595,778
Property and equipment, net	109,527	117,669
Other long-term assets	3,257	3,614
Deferred tax asset	1,206	—

Total assets	$512,092	$717,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,755	$15,434
Customer deposits	6,065	8,994
Accrued expenses	24,693	27,682
Short-term borrowings	250,000	404,000

Total current liabilities	297,513	456,110
Other long-term liabilities	4,821	3,745

Total liabilities	302,334	459,855
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at June 30, 2009 and June 30, 2008	—	—
Common stock, $.001 par value, 24,000,000 shares authorized, 18,661,027 and 18,241.204 shares issued and outstanding, net of shares held in treasury, at June 30, 2009 and June 30, 2008, respectively	19	19
Additional paid-in capital	183,797	176,364
Retained earnings	41,752	96,633
Treasury stock, at cost, 790,900 shares held at June 30, 2009 and June 30, 2008	(15,810)	(15,810)

Total stockholders’ equity	209,758	257,206

Total liabilities and stockholders’ equity	$512,092	$717,061

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2009	2008	2009	2008
GAAP net income	$(9,180)	$(113,257)	$(43,790)	$(123,188)
(loss) as reported
Impairment of goodwill and indefinite lived intangible assets (net of tax at the historical 40% rate and valuation allowance)	—	(116,531)	—	(115,290)

Non-GAAP proforma net income (loss)	$(9,180)	$3,274	$(43,790)	$(7,898)

GAAP diluted net income (loss) per common share	$(0.49)	$(6.15)	$(2.37)	$(6.70)

Impairment of goodwill and indefinite lived intangible assets (net of tax at the historical 40% rate and valuation allowance)	—	(6.33)	—	(6.27)

Non-GAAP proforma diluted net income (loss) per common share	$(0.49)	$0.18	$(2.37)	$(0.43)

Common shares used in the calculations of diluted earnings per common share	18,575,332	18,415,790	18,502,933	18,381,325

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